Exhibit 2.1

August 4, 2017

E. I. du Pont de Nemours and Company

Attn: Stacy L. Fox

Chestnut Run Plaza, 974 Centre Road

Wilmington, Delaware 19805

Re: Merger Agreement - Closing Date

Ladies and Gentlemen,

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017, by and among The Dow Chemical Company, E. I. du Pont de Nemours and Company, DowDuPont Inc. (f/k/a Diamond-Orion HoldCo, Inc.), Diamond Merger Sub, Inc. and Orion Merger Sub, Inc. (the “Merger Agreement”). Pursuant to Section 1.3 of the Merger Agreement, the parties thereto hereby agree that the Closing Date (as defined in the Merger Agreement) shall be August 31, 2017. The parties further agree that from and after the date of this letter agreement, all of the conditions set forth in Article VII of the Merger Agreement (x) shall be deemed to have been, and shall be deemed to remain, satisfied through the Effective Time (as defined in the Merger Agreement) and (y) have no further force or effect. Each party further hereby (i) irrevocably waives any and all rights it may have to terminate the Merger Agreement and (ii) agrees that it shall not take any action to terminate or purport to terminate the Merger Agreement.

Dow represents to DuPont that, if the Closing Date (as defined in the Merger Agreement) were today, the conditions set forth in Sections 7.3(a) and 7.3(b) of the Merger Agreement would be satisfied. DuPont represents to Dow that, if the Closing Date were today, the conditions set forth in Sections 7.2(a) and 7.2(b) of the Merger Agreement would be satisfied.

Other than as specifically set forth herein, all other terms and provisions of the Merger Agreement shall remain unaffected by the terms of this letter agreement, and shall continue in full force and effect. Article IX of the Merger Agreement shall apply to the terms hereof and is incorporated herein, mutatis mutandis.

The parties expressly agree that this letter agreement constitutes part of the entire agreement between the parties with respect to the Mergers (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement.

[Signature Page Follows]

Very truly yours,

THE DOW CHEMICAL COMPANY

By:	/s/ Charles J. Kalil
Name: Charles J. Kalil
Title: Executive Vice President and General Counsel

[Signature Page to Closing Date Letter Agreement]

Accepted and agreed as of the date first above written,

E. I. DU PONT DE NEMOURS AND COMPANY

By:	/s/ Stacy L. Fox
Name: Stacy L. Fox
Title: Senior Vice President and General Counsel

DOWDUPONT INC.

By:	/s/ Howard I. Ungerleider
Name: Howard I. Ungerleider
Title: Authorized Officer

By:	/s/ Nicholas C. Fanandakis
Name: Nicholas C. Fanandakis
Title: Authorized Officer

DIAMOND MERGER SUB, INC.

By:	/s/ Howard I. Ungerleider
Name: Howard I. Ungerleider
Title: Authorized Officer

ORION MERGER SUB, INC.

By:	/s/ Nicholas C. Fanandakis
Name: Nicholas C. Fanandakis
Title: Authorized Officer

[Signature Page to Closing Date Letter Agreement]